Exhibit 99.1

              Aaron Rents, Inc. Reports Results for Third Quarter; Revenues and Earnings Up 23%; Aaron's Sales & Lease
                     Ownership Same Store Revenues Up 10.9%

    ATLANTA, Oct. 28 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics, home appliances and accessories, today announced record revenues and earnings for the third quarter of 2004.

    For the three months ended September 30, 2004 revenues increased 23% to $231.6 million compared to $188.4 million for the third quarter of 2003. Net earnings for the third quarter also increased 23% to $10.6 million versus $8.7 million in 2003. Diluted earnings per share were $.21 compared to $.17 per share last year.

    For the first nine months of this year, revenues increased 26% to $704.4 million compared to $557.4 million for the same period of 2003. Net earnings for the nine months were $38.8 million versus $26.2 million for the same period a year ago, a 48% increase. Diluted earnings per share for the first nine months were $.77 for 2004 compared to $.53 in 2003.

    "Once again we have delivered outstanding results consistent with past results and expectations," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "Our Aaron's Sales & Lease Ownership division continues to outperform all its competitors. We expect our rapid expansion and the resulting increase in market penetration to continue in upcoming periods."

    Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron's Sales & Lease Ownership division increased 10.9% during the third quarter of 2004 compared to the third quarter of 2003. Same store revenues also increased 7.4% for Aaron's Sales & Lease Ownership stores open over two years at the end of September 2004.

    Non-retail sales, which are primarily sales of rental merchandise to franchisees, increased to $36.8 million for the third quarter from $25.5 million for the quarter a year ago and to $118.6 million for the first nine months compared to $81.9 million for the same period last year. Also, included in the Company's other revenues is royalty income from franchisees, which in 2004 increased to $4.5 million for the third quarter from $3.5 million for the quarter a year ago and to $12.8 million for the first nine months compared to $10.5 million for the nine month period last year. The increases in non-retail sales and royalty income are attributable to an increase in revenues of the Company's franchisees, who collectively had revenues of $89.3 million during the third quarter and $261.5 million for the nine months of 2004, 30% and 25% increases from the comparable prior year periods, respectively. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

    Also included in other revenues for the first nine months is a pre-tax gain of $5.5 million, or $.07 per diluted share, realized in the second quarter resulting from the previously announced disposition of the Company's Rainbow Rentals, Inc. stock when Rainbow merged with Rent-A-Center, Inc. in May.

    For the third quarter the Aaron's Sales & Lease Ownership division increased its revenues 27% to $204.3 million compared to $161.2 million last year, and for the first nine months revenues were $617.2 million, a 30% increase over the $473.4 million recorded a year ago.

    During third quarter the Company awarded area development agreements to open an additional 65 franchised stores. For the first nine months of this year 146 additional franchised stores have been awarded to existing and new franchise operators. At the end of September there were 314 franchised stores in the pipeline scheduled to open over the next several years.

    Also, during the quarter the Aaron's Sales & Lease Ownership division opened 14 new Company-operated stores and 22 new franchised stores. For the first nine months of the year a net of 85 Company-operated and 56 franchised sales and lease ownership stores have been added, including the opening of 43 new Company-operated stores and 55 new franchised stores.

    At September 30 the Aaron's Sales and Lease Ownership division operated 585 Company-operated stores and 343 franchised stores. In addition, the Company had 59 rent-to-rent stores for a total of 987 stores, an increase of 17% in store count from the 847 stores open at the end of December 2003.

    "Our guidance for 2004 remains unchanged, expecting Company revenues to exceed $950 million for the year (excluding revenues of franchisees)," Mr. Loudermilk continued. "For the fourth quarter of 2004 we expect diluted earnings per share to be in the range of $.23 to $.26 per share with diluted earnings per share for the full 2004 year in a range of $1.00 to $1.03. Our guidance for 2005 is also unchanged, anticipating Company revenues in excess of $1.1 billion and diluted earnings per share in the range of $1.13 to $1.20. Our continuing goal is to increase our combined Company-operated and franchised store base over the next several years in excess of 15% per year."

    Aaron Rents will hold a conference call to discuss its quarterly financial results on Friday, October 29, 2004, at 11:00 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company's website, http://www.aaronrents.com , in the "Investor Relations" section. The webcast will be archived for playback at that same site.

    Aaron Rents, Inc. based in Atlanta, currently has more than 995 Company-operated and franchised stores in 45 states, Canada, and Puerto Rico for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Certain Factors Affecting Forward Looking Statements" in the Company's Annual Report on Form 10-K for fiscal 2003, which discussion is incorporated herein by this reference. Statements in this release that are "forward-looking" include without limitation Aaron Rents' projected revenues, earnings, and store openings for 2004 and 2005.



                      Aaron Rents, Inc. and Subsidiaries
                     Consolidated Statements of Earnings
                   (In thousands, except per share amounts)

                                     (Unaudited)            (Unaudited)
                                  Three Months Ended     Nine Months Ended
                                     September 30,          September 30,
                                   2004        2003        2004       2003

    Revenues:
       Rentals and Fees          $173,721    $141,405    $516,318   $403,861
       Retail Sales                13,651      15,672      42,700     54,318
       Non-Retail Sales            36,831      25,499     118,602     81,926
       Other                        7,445       5,830      26,807     17,302
          Total                   231,648     188,406     704,427    557,407

    Costs and Expenses:
       Retail Cost of Sales         9,785      11,900      30,158     40,146
       Non-Retail Cost of Sales    34,253      23,571     110,268     76,050
       Operating Expenses         104,864      88,111     307,615    252,607
       Depreciation of Rental
        Merchandise                63,845      49,630     189,377    142,536
       Interest                     1,350       1,461       3,824      4,522
          Total                   214,097     174,673     641,242    515,861

    Earnings Before Taxes          17,551      13,733      63,185     41,546

    Income Taxes                    6,904       5,082      24,336     15,386

    Net Earnings                  $10,647      $8,651     $38,849    $26,160

    Earnings Per Share               $.21        $.18        $.78       $.53

    Earnings Per Share
      Assuming Dilution              $.21        $.17        $.77       $.53

    Weighted Average
      Shares Outstanding (1)       49,711      49,077      49,557     48,905

    Weighted Average
      Shares Outstanding
      Assuming Dilution (1)        50,681      50,136      50,500     49,728

    (1) Shares outstanding adjusted for a 3-for-2 partial stock split effective August 16, 2004.


                         Selected Balance Sheet Data
                                (In Thousands)
                                 (Unaudited)

                                             September 30,      December 31,
                                                 2004               2003

    Cash                                              $150               $95
    Accounts Receivable                             32,561            30,878
    Rental Merchandise, Net                        405,784           343,013
    Property, Plant and Equipment, Net             105,729            99,584
    Other Assets, Net                               95,683            81,722
    Total Assets                                   639,907           555,292

    Bank Debt                                       44,286            13,870
    Senior Notes                                    50,000            50,000
    Total Liabilities                              278,949           235,106
    Shareholders' Equity                          $360,958          $320,186




SOURCE  Aaron Rents, Inc.
    -0-                             10/28/2004
    /CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer of Aaron Rents, Inc., +1-404-231-0011 ext. 3314/
    /Web site:  http://www.aaronrents.com /
    (RNT)

CO:  Aaron Rents, Inc.
ST:  Georgia
IN:  REA HOU
SU:  ERN ERP CCA MAV